Exhibit 99.1
Commercial Metals Company Reports Record First Quarter; Second Best
Quarter Ever; Outlook Remains Positive
     Irving, TX — December 21, 2006 — Commercial Metals Company (NYSE: CMC) today reported first quarter record net earnings of $85.4 million or $0.71 per diluted share on net sales of $2.0 billion for the quarter ended November 30, 2006. This compares with net earnings of $69.6 million or $0.57 per diluted share for the same period last year on net sales of $1.6 billion.
     The current year quarter included a pre-tax LIFO expense of $10.1 million ($0.05 per diluted share) compared with a LIFO expense of $21.7 million ($0.12 per diluted share) in the prior year quarter. LIFO expense this quarter occurred mainly in the Marketing and Distribution segment. The effective tax rate was 35.6%.
     Our outlook remains positive. As discussed in more detail later in this release, we anticipate second quarter LIFO diluted net earnings per share between $0.57 and $0.67 compared to last year’s second quarter of $0.65, which is the current record second quarter.
General Conditions
     CMC President and Chief Executive Officer Murray R. McClean said, “The strong market conditions prevailing in our fourth quarter carried into the fall resulting in our best first quarter ever. Each of our segments attained record earnings with the exception of Marketing and Distribution which absorbed a large LIFO charge. Demand for long products in the U. S. remains solid, and the continued strength of the non-residential construction markets, including infrastructure, is further reflected in our fabrication profitability. Commodity prices remain at high levels, although copper has retreated. Our Polish operations concentrated on near markets and rebounded strongly from last year. The weaker U.S. dollar has helped overall.”
Domestic Mills
     McClean said, “It was another record first quarter for our Domestic Mills segment. The adjusted operating profit of $72.6 million for the quarter, on net sales of $358 million, exceeded last year’s record first quarter by 12%. Within the segment, quarterly adjusted operating profit for our domestic steel minimills at $69.2 million also was a first quarter record, up 14% from that of a year earlier on the strength of a 21% higher metal margin of $349 per ton. This year’s result included a pre-tax LIFO expense of $4.0 million (compared with $8.2 million LIFO expense last year) for the domestic steel mills. Shipments of 526 thousand tons were
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(CMC First Quarter Fiscal 2007 — Page 2)
down 16% from the prior year as customers who were understocked last year were better balanced. Planned melt shop shutdowns at South Carolina (new ladle crane) and Alabama (new furnace shell) resulted in tonnage melted for the first quarter declining by 7% to 532 thousand tons. Tonnage rolled was 531 thousand tons, slightly ahead of last year’s first quarter. Our quarterly average mill selling price (total sales) of $557 per ton was $67 per ton or 14% above last year’s level, and the average selling price for finished goods was up by $61 per ton to $571 per ton. Conversely, the average scrap purchase cost decreased by $4 compared with a year ago to $183 per ton. Utility costs decreased by $3.7 million or 15% versus the first quarter last year; electricity costs rose $0.6 million on lower usage but higher pricing, while natural gas costs dropped $4.3 million due solely to lower prices. Alloy costs were flat, but electrode costs increased 13%.
     “The copper tube mill recorded an adjusted operating profit of $3.4 million, historically strong, but down 19% from the prior year’s first quarter. There was no significant LIFO expense compared with $1.5 million LIFO expense last year. Demand from residential users weakened further. First quarter-to-quarter metal spreads improved by $0.29 per pound to $1.12 per pound on the strength of higher copper prices. Against the same period last year, copper tube production decreased 36% to 10.1 million pounds while shipments of 10.4 million pounds decreased 36%.”
CMCZ
     According to McClean, “This year’s first quarter adjusted operating profit was a record $25.8 million for CMCZ, the steel minimill and related operations in Poland, compared with an adjusted operating profit of $1.5 million the prior year. Market conditions improved throughout the calendar year. Infrastructure projects are now underway, and the adjacent German economy has positive growth. Our mega-shredder has improved melt yields and lowered melt shop operating costs. The relatively new fab shop located at the mill was profitable. Our combined Polish operations generated net sales of PLN 503 million ($163 million) compared with net sales of PLN 349 million ($107 million) the previous year. The average sales price increased by 17% from the first quarter of fiscal 2006 to PLN 1,529 ($496) per short ton while the average scrap purchase cost increased by 27% to PLN 725 ($235) per short ton. This year’s metal spread was PLN 714 per ton, which compared with PLN 631 per ton one year ago. For the quarter, melted tons equaled 358 thousand, rolled tons equaled 296 thousand, and shipments totaled 312 thousand tons, including billets. All were substantially ahead of the prior year numbers of 284 thousand tons, 237 thousand tons, and 257 thousand tons, respectively.”
Domestic Fabrication
     McClean continued, “The adjusted operating profit of $31.5 million for the Domestic Fabrication segment on net sales of $449 million compares with an adjusted operating profit of $18.2 million the previous year’s quarter as nonresidential construction markets remained solid. This year included a $9.3 million LIFO credit (compared with a $13.9 million expense last year). Among our product areas, rebar fabrication, construction-related products (CRP), and steel fence posts had increased profits while steel joist manufacturing and structural steel fabrication were weaker. There was some residual margin compression from earlier increases in mill prices. Shipments from our fabrication plants totaled 404 thousand tons, 11% above the prior year’s first quarter, with rebar fabrication showing the largest increase.”
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(CMC First Quarter Fiscal 2007 — Page 3)
Recycling
     McClean added, “The Recycling segment recorded another excellent quarter on 62% higher net sales dollars ($383 million) in the face of (relatively) stable ferrous scrap prices with higher nonferrous prices, including aluminum, copper, and nickel (soaring). Adjusted operating profit increased by 28% to $17.6 million compared with $13.8 million in the prior year, mainly due to higher volumes including material from our Yonack acquisition. LIFO expense for the quarter was $1.2 million ($1.4 million last year). Profitability was more balanced between ferrous and nonferrous product lines compared to the prior year’s quarter, heavily influenced by relative pricing. Our strategy in volatile or steady markets remains the same; we focused on rapid inventory turnover. Versus last year, the average ferrous scrap sales price for the quarter decreased by 6% to $184 per ton, but shipments increased to 573 thousand tons. The average nonferrous scrap sales price for the quarter was a whopping 60% above a year ago, while nonferrous shipments were 22% higher at 85 thousand tons. The total volume of scrap processed, including all our domestic processing operations, equaled 937 thousand tons against 839 thousand tons in last year’s first quarter.”
Marketing and Distribution
     “Adjusted operating profit of $7.9 million for the Marketing and Distribution segment compares unfavorably with the prior year of $23.1 million,” McClean said. “However, LIFO expense of $14.3 million in the current year is a major swing from last year’s LIFO credit of $3.3 million. The LIFO expense results from nonferrous price increases and large increases in inventory, substantially in transit, which is an indicator of upcoming strong sales activity. Net sales totaled $798 million, an increase of 16%. The Chinese increase in exports gave the segment additional sourcing opportunities in inter-Asian carbon steel products. Our domestic steel import business was touching record margins, and European imports were stronger. Our sales of aluminum, copper, brass and stainless steel semis were steady. Sales, margins and profits for industrial materials and products remained strong. Our value-added downstream processing businesses, primarily in Australia, continued to generate good profits. The impact of the weaker U.S. dollar and higher freight rates were overall negatives for this segment.”
Financial Condition
     McClean reported, “Our financial position is strong. At quarter end, long-term debt as a percentage of total capitalization was 19%. Our working capital was $1.1 billion, and the current ratio was 2.0. Our coverage ratios were strong. Cash flows from operating activities were $42 million.”
Outlook
     “Our second fiscal quarter (winter months) is traditionally our weakest quarter,” according to McClean. “Destocking will continue at service centers and to a lesser extent at fabrication facilities. Rebar imports will continue to decline significantly. We are poised to reaccelerate in our third fiscal quarter (spring months) and fourth quarter (summer months). The fundamentals remain very good with strong demand in non-residential construction markets both in the U.S. and globally.”
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(CMC First Quarter Fiscal 2007 — Page 4)
     McClean continued, “International steel prices appear to be at or near the bottom of the current cycle and are likely to increase early in calendar 2007. Ferrous scrap prices will trend upwards based on good international demand as well as U.S. mills rebuilding inventory of scrap.
     “Our domestic steel mills will enjoy excellent metal margins and shipments to match seasonal demand. The discipline of mill outages will balance supply and demand and, with significantly reduced steel imports, steel prices should firm. CMC Howell Metal, our copper tube mill, will continue to ship at lower levels due to the weaker housing market. Our Fabrication segment overall will continue to benefit from stable steel prices. CMCZ faces the usual slowdown in demand during winter and with a very strong Zloty (2.88 to the U.S. dollar), exports are limited. However, CMCZ will bounce back strongly in the spring of 2007. CMC Recycling will benefit from higher ferrous scrap prices although there is some margin squeeze due to buying pressures on unprepared scrap. Flows will improve with higher prices and better demand from the mills. Nonferrous will remain volatile with spreads (to Comex) narrowing. Our Marketing and Distribution segment will have a steady quarter; however, the impact of LIFO is difficult to predict.”
     McClean concluded, “In summary, 2007 is shaping up to be similar to 2006. Our diversification provides a good balance in the current global market conditions.”
     CMC invites you to listen to a live broadcast of its first quarter 2007 conference call on Thursday, December 21, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, Murray McClean, President and CEO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
Forward-Looking Statements
     Paragraphs 3, 10 and 12 through 15 (Outlook) of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, currency valuation, production rates, insurance recoveries, inventory levels, and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expects,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “outlook,” “projected,” “forecast,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.
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(CMC First Quarter Fiscal 2007 — Page 5)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended
	11/30/06	11/30/05

Net sales	$1,986,544	$1,645,698

Costs and Expenses:
Cost of goods sold	1,703,390	1,424,730
Selling, general and administrative expenses	135,179	106,734
Interest expense	8,228	6,924

	1,846,797	1,538,388

Earnings Before Income Taxes and Minority Interests	139,747	107,310

Income Taxes	49,769	37,441

Earnings Before Minority Interests	89,978	69,869

Minority Interests	4,628	245

Net Earnings	$85,350	$69,624

Basic earnings per share	$0.73	$0.60
Diluted earnings per share	$0.71	$0.57
Cash dividends per share	$0.06	$0.03
Average basic shares outstanding	117,430,858	115,935,616
Average diluted shares outstanding	121,037,332	122,106,880
BUSINESS SEGMENTS
(in thousands)

	Three months ended
	11/30/06	11/30/05

Net Sales:
Domestic Mills	$357,555	$369,779
CMCZ	162,947	107,332
Domestic Fabrication	448,786	400,523
Recycling	383,061	236,399
Marketing and Distribution	797,810	684,558
Corporate and Eliminations	(163,615)	(152,893)

Total Net Sales	$1,986,544	$1,645,698

Adjusted Operating Profit (Loss):
Domestic Mills	$72,639	$64,919
CMCZ	25,794	1,532
Domestic Fabrication	31,496	18,197
Recycling	17,608	13,834
Marketing and Distribution	7,908	23,055
Corporate and Eliminations	(6,511)	(6,527)
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(CMC First Quarter Fiscal 2007 — Page 6)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	November 30,	August 31,
	2006	2006

Assets:
Current Assets:
Cash and cash equivalents	$157,351	$180,719
Accounts receivable, net	994,635	1,134,823
Inventories	859,202	762,635
Other	65,377	66,615

Total Current Assets	2,076,565	2,144,792

Net Property, Plant and Equipment	598,382	588,686

Goodwill	35,799	35,749

Other Assets	141,371	129,641

	$2,852,117	$2,898,868

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$493,710	$526,408
Accounts payable — documentary letters of credit	134,706	141,713
Accrued expenses and other payables	247,973	379,764
Income taxes payable and deferred income taxes	40,858	14,258
Notes payable — CMC International	49,102	60,000
Current maturities of long-term debt	54,630	60,162

Total Current Liabilities	1,020,979	1,182,305

Deferred Income Taxes	35,293	34,550
Other Long-Term Liabilities	97,437	78,789
Long-Term Debt	309,712	322,086

Minority Interests	69,198	61,034

Stockholders’ Equity	1,319,498	1,220,104

	$2,852,117	$2,898,868

	Three months ended
(Short Tons in Thousands)	11/30/06	11/30/05
Domestic Steel Mill Rebar Shipments	218	270
Domestic Steel Mill Structural and Other Shipments	308	354
CMCZ Shipments	312	257

Total Mill Tons Shipped	838	881

Average FOB Mill Domestic Selling Price (Total Sales)	$557	$490
Average Domestic Ferrous Scrap Purchase Price	$183	$187
Average FOB Mill CMCZ Selling Price (Total Sales)	$496	$398
Average CMCZ Ferrous Scrap Purchase Price	$235	$173

Fab Plant Rebar Shipments	283	237
Fab Plant Structural, Joist, and Post Shipments	121	127

Total Fabrication Tons Shipped	404	364

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$898	$844

Domestic Scrap Metal Tons Processed and Shipped	937	839
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(CMC First Quarter Fiscal 2007 — Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended
	11/30/06	11/30/05

Cash Flows From (Used By) Operating Activities:
Net earnings	$85,350	$69,624
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	25,166	19,270
Minority interests	4,628	245
Provision for losses on receivables	633	682
Share-based compensation	2,299	1,933
Net gain on sale of assets and other	(3)	(1,032)
Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	138,412	12,102
Accounts receivable sold	12,546	—
Inventories	(90,778)	47,457
Other assets	(8,927)	(4,559)
Accounts payable, accrued expenses, other payables and income taxes	(145,808)	(82,481)
Deferred income taxes	326	650
Other long-term liabilities	18,200	7,772

Net Cash Flows From (Used By) Operating Activities	42,044	71,663

Cash Flows From (Used By) Investing Activities:
Purchases of property, plant and equipment	(26,831)	(27,105)
Purchase of interests in CMC Zawiercie and subsidiaries	(61)	—
Sales of property, plant and equipment	224	3,108
Acquisitions of fabrication businesses	—	(5,117)

Net Cash Used by Investing Activities	(26,668)	(29,114)

Cash Flows From (Used By) Financing Activities:
Increase (decrease) in documentary letters of credit	(7,007)	(37,889)
Payments on trade financing arrangements	—	(1,612)
Short-term borrowings, net change	(10,898)	—
Payments on long-term debt	(18,512)	(240)
Proceeds from issuance of long-term debt	—	11,406
Stock issued under incentive and purchase plans	1,290	1,663
Dividends paid	(7,075)	(3,492)
Tax benefits from stock plans	2,987	2,043

Net Cash From (Used By) Financing Activities	(39,215)	(28,121)

Effect of Exchange Rate Changes on Cash	471	(354)

Increase (Decrease) in Cash and Cash Equivalents	(23,368)	14,074
Cash and Cash Equivalents at Beginning of Year	180,719	119,404

Cash and Cash Equivalents at End of Period	$157,351	$133,478

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(CMC First Quarter Fiscal 2007 — Page 8)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

For the quarter ended November 30, 2006:
Net earnings	$85,350
Interest expense	8,228
Income taxes	49,769
Depreciation and amortization	25,166

EBITDA	$168,513

EBITDA to interest coverage for the quarter ended November 30, 2006:
     $168,513 / 8,228 = 20.5
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at November 30, 2006 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,319,498
Long-term debt	309,712
Deferred income taxes	35,293

Total capitalization	$1,664,503
Other Financial Information
Long-term debt to cap ratio as of November 30, 2006:
Debt divided by capitalization
     $309,712 / 1,664,503 = 18.6%
Total debt to cap plus short-term debt ratio as of November 30, 2006:
     $413,444 / (1,664,503 + 103,732) = 23.4%
Current ratio as of November 30, 2006:
Current assets divided by current liabilities
     $2,076,565 / 1,020,979 = 2.0
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2007-10